Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE	Contact: Andrew D. Regrut
Vice President, Investor Relations
(614) 278-6622

BIG LOTS REPORTS FIRST QUARTER INCOME FROM CONTINUING
OPERATIONS OF $0.60 PER DILUTED SHARE

COMPARABLE STORE SALES INCREASE 1.6%

COMPANY UPDATES OUTLOOK FOR FISCAL 2015

COMPANY EXTENDS CURRENT $700 MILLION UNSECURED CREDIT FACILITY

Columbus, Ohio - May 29, 2015 - Big Lots, Inc. (NYSE: BIG) today reported income from continuing operations of $32.3 million, or $0.60 per diluted share, for the first quarter of fiscal 2015 ended May 2, 2015. This result compares to our guidance of income in the range of $0.55 to $0.60 per diluted share and to income from continuing operations of $28.6 million, or $0.50 per diluted share, for the first quarter of fiscal 2014. Comparable store sales for stores open at least fifteen months increased 1.6% for the quarter, compared to our guidance of +1% to +2%. Net sales for the first quarter of fiscal 2015 decreased 0.1% to $1,280.5 million, as our comparable store sales increase was offset by a slightly lower store count compared to last year.

Commenting on today’s release, David Campisi, Chief Executive Officer and President of Big Lots, stated, “I’m pleased with our first quarter sales results. After a difficult start to the quarter and harsh weather conditions in February, sales trends improved in March and April. Our comps for Q1 were solidly in line with our guidance, and increased for a 5th consecutive quarter. Jennifer continues to respond positively to our strategic merchandising changes and improved assortments focused on quality, brands, fashion, and value.”

FIRST QUARTER HIGHLIGHTS

•	Income from continuing operations of $0.60 per diluted share, compared to income from continuing operations of $0.50 per diluted share last year

•	Comparable store sales increase of 1.6%

	Earnings per Share

	Q1 2015	Q1 2014

Continuing operations	$0.60	$0.50

Discontinued operations	—	($0.44)

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Inventory and Cash Management

Inventory ended the first quarter of fiscal 2015 at $835 million, compared to $835 million for the first quarter of fiscal 2014. Inventory per store increased slightly compared to last year, offset by a lower store count year over year.

We ended the first quarter of fiscal 2015 with $67 million of Cash and Cash Equivalents and $41 million of borrowings under our credit facility compared to $67 million of Cash and Cash Equivalents and $54 million of borrowings under our credit facility as of the end of the first quarter of fiscal 2014. Cash flow generated by our continuing operations (defined as cash provided by operating activities less cash used in investing activities) was focused on returning cash to our shareholders (stock repurchases and dividend payments) and lowering our overall debt levels.

As part of our ongoing focus on capital structure, we have extended our current $700 million five year unsecured credit facility. The strength of our credit profile, operations, balance sheet and cash flow generation enabled us to work collaboratively with our existing banking group to extend the term of our current credit facility by nearly two years. The credit facility now covers a new five year period (expiration May 2020), provides us lower rates and fees, and maintains a similar structure and financial covenants as our previous facility.

Total Cash Returned To Shareholders

As a reminder, on March 4, 2015, our Board of Directors approved a share repurchase program (“2015 Share Repurchase Program”) providing for the repurchase of up to $200 million of our common shares. Through the first quarter of fiscal 2015, we invested $35 million to purchase 0.8 million shares, leaving us with approximately $165 million of authorization remaining at the end of the first quarter. Common shares acquired through the 2015 Share Repurchase Program will be available to meet obligations under our equity compensation plans and for general corporate purposes. The combination of this share repurchase activity and our quarterly dividend payment represents approximately $45 million returned to shareholders during the first fiscal quarter of 2015.

As announced in a separate press release earlier today, on May 28, 2015, our Board of Directors declared a quarterly cash dividend of $0.19 per common share. This dividend payment of approximately $10 million is payable on June 26, 2015, to shareholders of record as of the close of business on June 12, 2015.

FISCAL Q2 2015 GUIDANCE

•
Provides initial Q2 guidance for income from continuing operations of $0.31 to $0.35 per diluted share, compared to income from continuing operations of $0.31 per diluted share for the same period last year

•	Provides initial Q2 guidance for comparable store sales increase in the range of 2% to 3%.

For the second quarter of fiscal 2015, we estimate income from continuing operations will be in the range of $0.31 to $0.35 per diluted share, compared to income from continuing operations of $0.31 per diluted share for the second quarter of fiscal 2014. This guidance is based on an estimated comparable store sales increase in the 2% to 3% range compared to a 1.7% comparable store sales increase in Q2 of fiscal 2014.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

FISCAL 2015 GUIDANCE

•
Updates guidance for fiscal 2015 income from continuing operations to be in the range of $2.80 to $2.90 per diluted share, representing a 14% to 18% increase compared to fiscal 2014 income from continuing operations of $2.46 per diluted share

•	Affirms guidance for fiscal 2015 comparable store sales in the range of a low single digit increase

•	Affirms guidance for fiscal 2015 cash flow of $175 million

Based on the actual results for the first quarter and the guidance provided for the second quarter, we are updating our guidance for the full year of fiscal 2015. We estimate fiscal 2015 income from continuing operations will be in the range of $2.80 to $2.90 per diluted share compared to prior guidance of $2.75 to $2.90 per diluted share. This compares to income from continuing operations of $2.46 per diluted share for fiscal 2014. This outlook is based on a comparable store sales increase in the low single digit range and total sales approximately flat. We estimate this financial performance will result in cash flow of approximately $175 million.

	Q2		Full Year

	2015 Guidance	2014	2015 Guidance	2014

EPS from continuing operations	$0.31 - $0.35	$0.31	$2.80 - $2.90	$2.46

EPS from discontinued operations	Immaterial	$0.05	Immaterial	($0.40)

Conference Call/Webcast

We will host a conference call today at 8:00 a.m. to discuss our financial results for the first quarter and provide commentary on our outlook for fiscal 2015. We invite you to listen to the webcast of the conference call through the Investor Relations section of our website http://www.biglots.com.

If you are unable to join the live webcast, an archive of the call will be available through the Investor Relations section of our website after 12:00 noon today and will remain available through midnight on Friday, June 12, 2015. A replay of this call will also be available beginning today at 12:00 noon through June 12 by dialing 1.888.203.1112 (Toll Free USA and Canada) or 1.719.457.0820 (International), and entering Replay Passcode 9903591. All times are Eastern Time.

Headquartered in Columbus, Ohio, Big Lots, Inc. (NYSE: BIG) is a unique, non-traditional, discount retailer operating 1,461 BIG LOTS stores in 48 states with product assortments in the merchandise categories of Food, Consumables, Furniture, Seasonal, Soft Home, Hard Home, and Electronics & Accessories. Our vision is to be recognized for providing an outstanding shopping experience for our customers, valuing and developing our associates, and creating growth for our shareholders. Big Lots supports the communities it serves through the Big Lots Foundation, a charitable organization focused on four areas of need: hunger, housing, healthcare, and education. For more information about the Company, visit www.biglots.com.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “may,” “target,” “forecast,” “guidance,” “outlook” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.

Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those discussed in such forward-looking statements as a result of various factors, including, but not limited to, current economic and credit conditions, the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Shareholder Relations Department
300 Phillipi Road
Columbus, Ohio 43228-5311
Phone: (614) 278-6622 Fax: (614) 278-6666
E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	MAY 2	MAY 3
	2015	2014
	(Unaudited)	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$67,191	$67,161
Inventories	835,378	834,575
Deferred income taxes	42,026	71,145
Other current assets	76,924	76,212
Total current assets	1,021,519	1,049,093

Property and equipment - net	566,939	557,675

Deferred income taxes	15,106	10,667
Other assets	45,248	41,627
	$1,648,812	$1,659,062

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$368,094	$347,711
Property, payroll and other taxes	77,177	79,210
Accrued operating expenses	81,755	76,677
Insurance reserves	39,918	38,100
Accrued salaries and wages	26,443	27,382
Income taxes payable	18,926	21,173
Total current liabilities	612,313	590,253

Long-term obligations under bank credit facility	40,500	53,600

Deferred rent	65,871	73,670
Insurance reserves	56,675	56,402
Unrecognized tax benefits	17,796	17,886
Other liabilities	61,571	30,709

Shareholders' equity	794,086	836,542
	$1,648,812	$1,659,062

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	MAY 2, 2015		MAY 3, 2014
		%		%
	(Unaudited)		(Unaudited)

Net sales	$1,280,455	100.0	$1,281,271	100.0
Gross margin	504,116	39.4	493,556	38.5
Selling and administrative expenses	420,246	32.8	417,546	32.6
Depreciation expense	31,225	2.4	28,825	2.2
Operating profit	52,645	4.1	47,185	3.7
Interest expense	(496)	(0.0)	(350)	(0.0)
Other income (expense)	28	0.0	0	0.0
Income from continuing operations before income taxes	52,177	4.1	46,835	3.7
Income tax expense	19,869	1.6	18,254	1.4
Income from continuing operations	32,308	2.5	28,581	2.2
Loss from discontinued operations, net of tax benefit of $60 and $8,955, respectively	(95)	(0.0)	(25,233)	(2.0)
Net income	$32,213	2.5	$3,348	0.3

Earnings per common share - basic (a)
Continuing operations	$0.61		$0.50
Discontinued operations	0.00		(0.44)
Net income	$0.61		$0.06

Earnings per common share - diluted (a)
Continuing operations	$0.60		$0.50
Discontinued operations	0.00		(0.44)
Net income	$0.60		$0.06

Weighted average common shares outstanding
Basic	53,087		57,010
Dilutive effect of share-based awards	570		526
Diluted	53,657		57,536

Cash dividends declared per common share	$0.19		$0.00

(a)
The earnings per share for Continuing Operations, Discontinued Operations and Net Income are separately calculated in accordance with accounting pronouncements; therefore, the sum of earnings per share for Continuing Operations and Discontinued Operations may differ, due to rounding, from the calculated earnings per share of Net Income.

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	MAY 2, 2015	MAY 3, 2014
	(Unaudited)	(Unaudited)

Net cash provided by operating activities	$87,525	$102,166

Net cash used in investing activities	(28,752)	(15,484)

Net cash used in financing activities	(43,843)	(93,408)

Impact of foreign currency on cash	—	5,258

Increase (Decrease) in cash and cash equivalents	14,930	(1,468)
Cash and cash equivalents:
Beginning of period	52,261	68,629
End of period	$67,191	$67,161